SERVICE AGREEMENT

This Service Agreement (“Agreement”) dated and effective as of May 31, 2018, is by and between State Street Bank and Trust Company, a Massachusetts trust company (“State Street”), and each management investment company identified on Schedule A (each, a “Trust”).

WHEREAS, each Trust is an open-end management investment company currently comprised of multiple series (each, a “Fund” and collectively, the “Funds”), and is registered with the U.S. Securities and Exchange Commission (“SEC”) by means of a registration statement (“Registration Statement”) under the Securities Act of 1933, as amended (“1933 Act”), and the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Trust desires to retain State Street to furnish certain regulatory support services to the Trust, and State Street is willing to furnish such services, on the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	EMPLOYMENT OF STATE STREET

The Trust hereby desires to retain State Street as its service provider to perform certain regulatory support services to the Trust for the period and on the terms set forth in this Agreement. State Street accepts such engagement and agrees to render the services stated herein.

The Trust currently consists of the Fund(s) and their respective classes of shares as listed in Schedule A to this Agreement. In the event that the Trust establishes one or more additional Fund(s) with respect to which it wishes to retain State Street as service provider to perform the certain regulatory support services hereunder, the Trust shall notify State Street in writing. Upon written acceptance by State Street, such Fund(s) shall become subject to the provisions of this Agreement to the same extent as the existing Fund, except to the extent that such provisions (including those relating to compensation and expenses payable) may be modified with respect to such Fund in writing by the Trust and State Street at the time of the addition of such Fund.

2.	DELIVERY OF DOCUMENTS

The Trust will promptly deliver to State Street copies of each of the following documents and all future amendments and supplements, if any:

a.	The Trust’s Declaration of Trust and By-laws (“Governing Documents”);

b.           The Trust’s currently effective Registration Statement under the 1933 Act and the 1940 Act and each Prospectus and Statement of Additional Information (“SAI”) relating to the Fund(s) and all amendments and supplements thereto as in effect from time to time; and

c.           Such other certificates, documents or opinions which State Street may, in its reasonable discretion, deem necessary or appropriate in the proper performance of its duties.

3.	REPRESENTATIONS AND WARRANTIES OF STATE STREET

State Street represents and warrants to the Trust that:

a.	It is a Massachusetts trust company, duly organized and existing under the laws of The Commonwealth of Massachusetts;

b.	It has the requisite power and authority to carry on its business in The Commonwealth of Massachusetts;

c.	All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	No legal or administrative proceedings have been instituted or threatened which would materially impair State Street’s ability to perform its duties and obligations under this Agreement; and

e.	Its entrance into this Agreement shall not cause a material breach or be in material conflict with any other agreement or obligation of State Street or any law or regulation applicable to it.

4.	REPRESENTATIONS AND WARRANTIES OF THE TRUST

The Trust represents and warrants to State Street that:

a.	It is a statutory trust, duly organized, existing and in good standing under the laws of its state of formation;

b.	It has the requisite power and authority under applicable laws and by its Declaration of Trust and By-laws to enter into and perform this Agreement;

c.	All requisite proceedings have been taken to authorize it to enter into and perform this Agreement;

d.	It is an investment company properly registered with the SEC under the 1940 Act;

e.

The Registration Statement been filed and will be effective and remain effective during the term of this Agreement. The Trust also warrants to State Street that as of the effective date of this Agreement, all necessary filings under the securities laws of the states in which the Trust offers or sells its shares have been made;

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f.	No legal or administrative proceedings have been instituted or threatened which would impair the Trust’s ability to perform its duties and obligations under this Agreement;

g.	Its entrance into this Agreement will not cause a material breach or be in material conflict with any other agreement or obligation of the Trust or any law or regulation applicable to it; and

h.	As of the close of business on the date of this Agreement, the Trust is authorized to issue unlimited shares of beneficial interest;

i.

Where information provided by the Trust or the Trust’s Investors includes information about an identifiable individual (“Personal Information”), the Trust represents and warrants that it has complied with all applicable laws, regulations, by-laws and ordinances that regulate the collection, processing, use or disclosure of Personal Information, necessary to disclose such Personal Information to State Street, and as required for State Street to use and disclose such Personal Information in connection with the performance of the services hereunder. The Trust acknowledges that State Street may perform any of the services, and may use and disclose Personal Information outside of the jurisdiction in which it was initially collected by the Trust, including the United States and that information relating to the Trust, including Personal Information may be accessed by national security authorities, law enforcement and courts. State Street shall be kept indemnified by and be without liability to the Trust for any action taken or omitted by it in reliance upon this representation and warranty, including without limitation, any liability or costs in connection with claims or complaints for failure to comply with any applicable law that regulates the collection, processing, use or disclosure of Personal Information.

5.	REGULATORY SUPPORT SERVICES

State Street shall provide the services as listed on Schedule B, subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by the Trust’s independent accountants and legal counsel and in accordance with procedures which may be established from time to time between the Trust and State Street.

State Street shall perform such other services for the Trust that are mutually agreed to by the parties from time to time, for which the Trust will pay such fees as may be mutually agreed upon, including State Street’s reasonable out-of-pocket expenses. The provision of such services shall be subject to the terms and conditions of this Agreement.

State Street shall provide the office facilities and the personnel determined by it to perform the services contemplated herein.

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6.	COMPENSATION OF STATE STREET; EXPENSE REIMBURSEMENT; TRUST EXPENSES

State Street shall be entitled to reasonable compensation for its services and expenses, as agreed upon from time to time in writing between the Trust on behalf of each applicable Fund and State Street.

The Trust agrees promptly to reimburse State Street for any equipment and supplies specially ordered by or for the Trust through State Street and for any other expenses not contemplated by this Agreement that State Street may incur on the Trust’s behalf at the Trust’s request or with the Trust’s consent.

The Trust will bear all expenses that are incurred in its operation and not specifically assumed by State Street. For the avoidance of doubt, Trust expenses not assumed by State Street include, but are not limited to: organizational expenses; cost of services of independent accountants and outside legal and tax counsel (including such counsel’s review of the Registration Statement, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP, Form N-SAR or Form N-CEN (as applicable), proxy materials, federal and state tax qualification as a regulated investment company and other notices, registrations, reports, filings and materials prepared by State Street under this Agreement); cost of any services contracted for by the Trust directly from parties other than State Street; cost of trading operations and brokerage fees, commissions and transfer taxes in connection with the purchase and sale of securities for the Trust; investment advisory fees; taxes, insurance premiums and other fees and expenses applicable to its operation; costs incidental to any meetings of shareholders including, but not limited to, legal and accounting fees, proxy filing fees and the costs of preparation (e.g., typesetting, XBRL-tagging, page changes and all other print vendor and EDGAR charges, collectively referred to herein as “Preparation”), printing, distribution and mailing of any proxy materials; costs incidental to Board meetings, including fees and expenses of Board members; the salary and expenses of any officer, director\trustee or employee of the Trust; costs of Preparation, printing, distribution and mailing, as applicable, of the Trust’s Registration Statements and any amendments and supplements thereto and shareholder reports; cost of Preparation and filing of the Trust’s tax returns, Form N-1A, Form N-CSR, Form N-Q or Form N-PORT (as applicable), Form N-PX, Form N-MFP and Form N-SAR or Form N-CEN (as applicable), and all notices, registrations and amendments associated with applicable federal and state tax and securities laws; all applicable registration fees and filing fees required under federal and state securities laws; the cost of fidelity bond and D&O/E&O liability insurance; and the cost of independent pricing services used in computing the Fund(s)’ net asset value.

7.	INSTRUCTIONS AND ADVICE

At any time, State Street may apply to any officer of the Trust or his or her designee for instructions or the independent accountants for the Trust, with respect to any matter arising in connection with the services to be performed by State Street under this Agreement. State Street shall be entitled to rely on and may act upon advice of counsel (who may be counsel for the Trust) on all matters, and shall be without liability for any action reasonably taken or omitted pursuant to such advice.

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State Street shall not be liable, and shall be indemnified by the Trust, for any action taken or omitted by it in good faith in reliance upon any such instructions or advice or upon any paper or document believed by it to be genuine and to have been signed by the proper person or persons. State Street shall not be held to have notice of any change of authority of any person until receipt of written notice thereof from the Fund(s). Nothing in this section shall be construed as imposing upon State Street any obligation to seek such instructions or advice, or to act in accordance with such advice when received.

Pursuant to other agreements now or at any time in effect between the Trust (or its investment manager or investment advisor, on its behalf) and State Street Bank and Trust Company or its affiliates (the “Other State Street Agreements”) in any capacity other than pursuant to this Agreement (in such other capacities, “State Street”), State Street may be in possession of certain information and data relating to the Trust and/or the Funds or Portfolios that is necessary to provide the Services, including Form N-PORT Support Services. The Trust hereby acknowledges and agrees that this Section 7 of the Agreement serves as its consent and instruction, or Proper Instruction, as the case may be, for itself and on behalf of each Fund and Portfolio under and pursuant to such Other State Street Agreements for State Street to provide or otherwise make available (including via platforms such as my.statestreet.com) to State Street, Trust and Fund/Portfolio information such as net asset values and information relating to the net assets of the Funds/Portfolios, holdings and liquidity reports, market value and other information and data related to the Trust and the Funds/Portfolios.

8.	LIMITATION OF LIABILITY AND INDEMNIFICATION

State Street shall be responsible for the performance only of such duties as are set forth in this Agreement and, except as otherwise provided under Section 14, shall have no responsibility for the actions or activities of any other party, including other service providers. State Street shall have no liability in respect of any loss, damage or expense suffered by the Trust insofar as such loss, damage or expense arises from the performance of State Street’s duties hereunder in reliance upon records that were maintained for the Trust by entities other than State Street prior to State Street’s employment as service provider for the Trust. State Street shall have no liability for any error of judgment or mistake of law or for any loss or damage resulting from the performance or nonperformance of its duties hereunder unless solely caused by or resulting from the gross negligence or willful misconduct of State Street, its officers or employees. State Street shall not be liable for any special, indirect, incidental, punitive or consequential damages, including lost profits, of any kind whatsoever (including, without limitation, attorneys’ fees) under any provision of this Agreement or for any such damages arising out of any act or failure to act hereunder, each of which is hereby excluded by agreement of the parties regardless of whether such damages were foreseeable or whether either party or any entity had been advised of the possibility of such damages. In any event, State Street’s cumulative liability for each calendar year (a “Liability Period”) with respect to the Trust under this Agreement regardless of the form of action or legal theory shall be limited to its total annual compensation earned and fees payable hereunder during the preceding Compensation Period, as defined herein, for any liability or loss suffered by the Trust including, but not limited to, any liability relating to qualification of the Trust as a regulated investment company or any liability relating to the Trust’s compliance with any federal or state tax or securities statute, regulation or ruling during such Liability Period. “Compensation Period”

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shall mean the calendar year ending immediately prior to each Liability Period in which the event(s) giving rise to State Street’s liability for that period have occurred. Notwithstanding the foregoing, the Compensation Period for purposes of calculating the annual cumulative liability of State Street for the Liability Period commencing on the date of this Agreement and terminating on December 31, 2018 shall be the date of this Agreement through December 31, 2018, calculated on an annualized basis, and the Compensation Period for the Liability Period commencing January 1, 2019 and terminating on December 31, 2019 shall be the date of this Agreement through December 31, 2018, calculated on an annualized basis.

State Street shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its control, including without limitation, work stoppage, power or other mechanical failure, computer virus, natural disaster, governmental action or communication disruption.

The Trust shall indemnify and hold State Street and its directors, officers, employees and agents harmless from all loss, cost, damage and expense, including reasonable fees and expenses for counsel, incurred by State Street resulting from any claim, demand, action or suit in connection with State Street’s acceptance of this Agreement, any action or omission by it in the performance of its duties hereunder, or as a result of acting upon any instructions reasonably believed by it to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust or its investment adviser, provided that this indemnification shall not apply to actions or omissions of State Street, its officers or employees in cases of its or their own gross negligence or willful misconduct.

The limitation of liability and indemnification contained herein shall survive the termination of this Agreement.

9.	CONFIDENTIALITY

All information provided under this Agreement by a party (the “Disclosing Party”) to the other party (the “Receiving Party”) regarding the Disclosing Party’s business and operations shall be treated as confidential. Subject to Section 10 below, all confidential information provided under this Agreement by Disclosing Party shall be used, including disclosure to third parties, by the Receiving Party, or its agents or service providers, solely for the purpose of performing or receiving the services and discharging the Receiving Party’s other obligations under the Agreement or managing the business of the Receiving Party and its Affiliates (as defined in Section 10 below), including financial and operational management and reporting, risk management, legal and regulatory compliance and client service management. The foregoing shall not be applicable to any information (a) that is publicly available when provided or thereafter becomes publicly available, other than through a breach of this Agreement, (b) that is independently derived by the Receiving Party without the use of any information provided by the Disclosing Party in connection with this Agreement, (c) that is disclosed to comply with any legal or regulatory proceeding, investigation, audit, examination, subpoena, civil investigative demand or other similar process, (d) that is disclosed as required by operation of law or regulation or as required to comply with the requirements of any market infrastructure that the Disclosing Party or its agents direct State Street or its Affiliates to employ (or which is required

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in connection with the holding or settlement of instruments included in the assets subject to this Agreement), or (e) where the party seeking to disclose has received the prior written consent of the party providing the information, which consent shall not be unreasonably withheld.

10.	USE OF DATA

(a) In connection with the provision of the services and the discharge of its other obligations under this Agreement, State Street (which term for purposes of this Section 10 includes each of its parent company, branches and affiliates (“Affiliates”)) may collect and store information regarding the Trust or Fund and share such information with its Affiliates, agents and service providers in order and to the extent reasonably necessary (i) to carry out the provision of services contemplated under this Agreement and other agreements between the Trust and State Street or any of its Affiliates and (ii) to carry out management of its businesses, including, but not limited to, financial and operational management and reporting, risk management, legal and regulatory compliance and client service management.

(b)        Except as expressly contemplated by this Agreement, nothing in this Section 10 shall limit the confidentiality and data-protection obligations of State Street and its Affiliates under this Agreement and applicable law. State Street shall cause any Affiliate, agent or service provider to which it has disclosed Data pursuant to this Section 10 to comply at all times with confidentiality and data-protection obligations as if it were a party to this Agreement.

11.	COMPLIANCE WITH GOVERNMENTAL RULES AND REGULATIONS; RECORDS

The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it.

In compliance with the requirements of Rule 31a-3 under the 1940 Act, State Street agrees that all records which it maintains for the Trust shall at all times remain the property of the Trust, shall be readily accessible during normal business hours, and shall be promptly surrendered upon the termination of the Agreement or otherwise on written request except as otherwise provided in Section 13. State Street further agrees that all records that it maintains for the Trust pursuant to Rule 31a-1 under the 1940 Act will be preserved for the periods prescribed by Rule 31a-2 under the 1940 Act unless any such records are earlier surrendered as provided above. Records may be surrendered in either written or machine-readable form, at the option of State Street. In the event that State Street is requested or authorized by the Trust, or required by subpoena, administrative order, court order or other legal process, applicable law or regulation, or required in connection with any investigation, examination or inspection of the Trust by state or federal regulatory agencies, to produce the records of the Trust or State Street’s personnel as witnesses or deponents, the Trust agrees to pay State Street for State Street’s time and expenses, as well as the fees and expenses of State Street’s counsel incurred in such production.

12.	SERVICES NOT EXCLUSIVE

The services of State Street are not to be deemed exclusive, and State Street shall be free to render similar services to others. State Street shall be deemed to be an independent contractor and

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shall, unless otherwise expressly provided herein or authorized by the Trust from time to time, have no authority to act or represent the Trust in any way or otherwise be deemed an agent of the Trust.

13.	EFFECTIVE PERIOD AND TERMINATION

This Agreement shall remain in full force and effect for an initial term ending three years from the effective date (the “Initial Term”). After the expiration of the Initial Term, this Agreement shall automatically renew for successive 1-year terms (each, a “Renewal Term”) unless a written notice of non-renewal is delivered by the non-renewing party no later than ninety (90) days prior to the expiration of the Initial Term or any Renewal Term, as the case may be. During the Initial Term and thereafter, either party may terminate this Agreement: (i) in the event of the other party’s material breach of a material provision of this Agreement that the other party has either (a) failed to cure or (b) failed to establish a remedial plan to cure that is reasonably acceptable, within 60 days’ written notice of such breach, or (ii) in the event of the appointment of a conservator or receiver for the other party or upon the happening of a like event to the other party at the direction of an appropriate agency or court of competent jurisdiction. Upon termination of this Agreement pursuant to this paragraph with respect to the Trust or any Fund, the Trust or applicable Fund shall pay State Street its compensation due and shall reimburse State Street for its costs, expenses and disbursements.

In the event of: (i) the Trust’s termination of this Agreement with respect to the Trust or its Fund(s) for any reason other than as set forth in the immediately preceding paragraph or (ii) a transaction not in the ordinary course of business pursuant to which State Street is not retained to continue providing services hereunder to the Trust or a Fund (or its respective successor), the Trust or applicable Fund shall pay State Street its compensation due through the end of the then-current term (based upon the average monthly compensation previously earned by State Street with respect to the Trust or such Fund) and shall reimburse State Street for its costs, expenses and disbursements. Upon receipt of such payment and reimbursement, State Street will deliver the Trust’s or such Fund’s records as set forth herein. For the avoidance of doubt, no payment will be required pursuant to clause (ii) of this paragraph in the event of any transaction such (a) the liquidation or dissolution of the Trust or a Fund and distribution of the Trust’s or such Fund’s assets as a result of the Board’s determination in its reasonable business judgment that the Trust or such Fund is no longer viable (b) a merger of the Trust or a Fund into, or the consolidation of the Trust or a Fund with, another entity, or (c) the sale by the Trust or a Fund of all, or substantially all, of the Trust’s or Fund’s assets to another entity, in each of (b) and (c) where State Street is retained to continue providing services to the Trust or such Fund (or its respective successor) on substantially the same terms as this Agreement.

Termination of this Agreement with respect to any one particular Fund shall in no way affect the rights and duties under this Agreement with respect to the Trust or any other Fund.

14.	DELEGATION

State Street shall retain the right to employ agents, subcontractors, consultants and other third parties, including, without limitation, affiliates (each, a “Delegate” and collectively, the

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“Delegates”) to provide or assist it in the provision of any part of the services stated herein or the discharge of any other obligations or duties under this Agreement without the consent or approval of the Trust. State Street shall be responsible for the acts and omissions of any such Delegate so employed as if State Street had committed such acts and omissions itself. State Street shall be responsible for the compensation of its Delegates.

15.	INTERPRETIVE AND ADDITIONAL PROVISIONS

In connection with the operation of this Agreement, State Street and the Trust on behalf of each of the Funds, may from time to time agree on such provisions interpretive of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. Any such interpretive or additional provisions shall be in a writing signed by all parties, provided that no such interpretive or additional provisions shall contravene any applicable laws or regulations or any provision of the Trust’s Governing Documents. No interpretive or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of the Agreement.

16.	NOTICES

Any notice, instruction or other instrument required to be given hereunder will be in writing and may be sent by hand, or by facsimile transmission, or overnight delivery by any recognized delivery service, to the parties at the following address or such other address as may be notified by any party from time to time:

If to the Trust:
UBS ASSET MANAGEMENT
Registered Fund Product Control
1285 Avenue of the Americas
New York, NY 10019
Attn: Nancy D. Osborn
Telephone: 212-882-5040

If to State Street:

STATE STREET BANK AND TRUST COMPANY
1 Iron Street
Boston, MA 02210
Attention: Senior Vice President, UBS Client Operations
Telephone: 617-662-3685

with a copy to:

STATE STREET BANK AND TRUST COMPANY
Legal Division – Global Services Americas
One Lincoln Street
Boston, MA 02110
Attention: Senior Vice President and Senior Managing Counsel

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17.	AMENDMENT

This Agreement may be amended at any time in writing by mutual agreement of the parties hereto.

18.	ASSIGNMENT

This Agreement may not be assigned by (a) the Trust without the written consent of State Street or (b) State Street without the written consent of the Trust, except that State Street may assign this Agreement to a successor of all or a substantial portion of its business, or to an affiliate of State Street.

19.	SUCCESSORS

This Agreement shall be binding on and shall inure to the benefit of the Trust and State Street and their respective successors and permitted assigns.

20.	DATA PROTECTION

State Street shall implement and maintain a comprehensive written information security program that contains appropriate security measures to safeguard the personal information of the Trust’s shareholders, employees, directors and/or officers that State Street receives, stores, maintains, processes or otherwise accesses in connection with the provision of services hereunder. For these purposes, “personal information” shall mean (i) an individual’s name (first initial and last name or first name and last name), address or telephone number plus (a) social security number, (b) driver’s license number, (c) state identification card number, (d) debit or credit card number, (e) financial account number or (f) personal identification number or password that would permit access to a person’s account or (ii) any combination of the foregoing that would allow a person to log onto or access an individual’s account. Notwithstanding the foregoing “personal information” shall not include information that is lawfully obtained from publicly available information, or from federal, state or local government records lawfully made available to the general public.

21.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, warranties or commitments regarding the services to be performed hereunder whether oral or in writing.

22.	WAIVER

The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver nor shall it deprive such party of the right thereafter to

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insist upon strict adherence to that term or any term of this Agreement or the failure of a party hereto to exercise or any delay in exercising any right or remedy under this Agreement shall not constitute a waiver of any such term, right or remedy or a waiver of any other rights or remedies, and no single or partial exercise of any right or remedy under this Agreement shall prevent any further exercise of the right or remedy or the exercise or any other right or remedy. Any waiver must be in writing signed by the waiving party.

23.	SEVERABILITY

If any provision or provisions of this Agreement shall be held to be invalid, unlawful or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired.

24.	GOVERNING LAW

This Agreement shall be construed and the provisions thereof interpreted under and in accordance with the laws of The Commonwealth of Massachusetts, without regard to its conflicts of laws rules.

25.	REPRODUCTION OF DOCUMENTS

This Agreement and all schedules, exhibits, attachments and amendments hereto may be reproduced by any photographic, xerographic, photostatic, microfilm, micro-card, miniature photographic or other similar process. The parties hereto all/each agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

26.	COUNTERPARTS

This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all such counterparts taken together shall constitute one and the same Agreement. Counterparts may be executed in either original or electronically transmitted form (e.g., faxes or emailed portable document format (PDF) form), and the parties hereby adopt as original any signatures received via electronically transmitted form.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below as of the date first written above.

EACH OF THE MANAGEMENT INVESTMENT

COMPANIES SET FORTH ON SCHEDULE A HERETO

By:	/s/ William MacGregor	/s/ Joanne M. Kilkeary
Name:	William MacGregor	Joanne M. Kilkeary
Title:	VP & Asst Sec	VP & Treasurer

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
Name:	Andrew Erickson
Title:	Executive Vice President

SERVICE AGREEMENT

SCHEDULE A

Listing of Fund(s)

PACE®Select Advisors Trust

PACE Alternative Strategies Investments

PACE Global Real Estate Securities Investments

PACE Government Money Market Investments

PACE High Yield Investments

PACE Intermediate Fixed Income Investments

PACE International Emerging Markets Equity Investments

PACE International Equity Investments

PACE International Fixed Income Investments

PACE Large Co Growth Equity Investments

PACE Large Co Value Equity Investments

PACE Mortgage-Backed Securities Fixed Income Investments

PACE Municipal Fixed Income Investments

PACE Small/Medium Co Growth Equity Investments

PACE Small/Medium Co Value Equity Investments

PACE Strategic Fixed Income Investments

Money Market Funds

Government Master Fund

Limited Purpose Cash Investment Fund

Prime CNAV Master Fund

Prime Master Fund

Tax-Free Master Fund

Treasury Master Fund

UBS Liquid Assets Government Fund

UBS Prime Investor Fund

UBS Prime Preferred Fund

UBS Prime Reserves Fund

UBS RMA Government Money Market Fund

UBS Select Government Capital Fund

UBS Select Government Institutional Fund

UBS Select Government Investor Fund

UBS Select Government Preferred Fund

UBS Select Prime Institutional Fund

UBS Select Prime Investor Fund

UBS Select Prime Preferred Fund

UBS Select Treasury Capital Fund

UBS Select Treasury Institutional Fund

UBS Select Treasury Investor Fund

UBS Select Treasury Preferred Fund

UBS Tax-Free Investor Fund

UBS Tax-Free Preferred Fund

UBS Tax-Free Reserves Fund

Short Duration Fixed Income Fund

UBS Ultra Short Income Fund

Quantitative Allocation Fund

UBS U.S. Allocation Fund

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The UBS Funds

UBS Global Allocation Fund

UBS U.S. Sustainable Equity Fund

UBS U.S. Small Cap Growth Fund

UBS International Sustainable Equity Fund

UBS Dynamic Alpha Fund

UBS Municipal Bond Fund

UBS Total Return Bond Fund

UBS Emerging Market Equity Opportunity Fund

SMA Relationship Trust

SMA Relationship Trust Series T

SMA Relationship Trust Series M

SMA Relationship Trust Series S

SMA Relationship Trust Series G

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2

SERVICE AGREEMENT

SCHEDULE B

LIST OF SERVICES

I.	Reserved;

II.	Reserved;

III.	Reserved;

IV.	CFTC Services as described in Schedule B4 attached hereto

V.	Money Market Fund Services as described in Schedule B5 attached hereto; and

VI.	N-PORT and Form N-CEN Support Services as described in Schedule B6 attached hereto.

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SCHEDULE B4

CFTC Services

Subject to the authorization and direction of the Trust, State Street will provide the CFTC Services set forth on Schedule B4 (the “CFTC Services”) to assist the Funds, the Trust and/or its affiliates in complying with applicable CFTC compliance testing and reporting requirements.

Limitation of Responsibilities.        With regard to the CFTC Services, State Street’s responsibilities are limited to the provision of the CFTC Services described in Schedule B4. These responsibilities do not include: (i) determination of the Trust’s status as a Commodity Pool Operator (a “CPO”), (ii) the determination of the Trust’s eligibility for an exclusion from classification as a CPO, or (iii) the completion and filing of the Form CPO-PQR. Where the Trust uses the Services to comply with any law, representation, agreement or other obligation, State Street makes no representation that any such Services complies with such law, representation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto. The Trust should contact its legal counsel for specific guidance on compliance with the Commodity Exchange Act of 1936, as amended (the “Commodity Exchange Act”). Unless the Trust currently subscribes to fund administration legal services with State Street, the CFTC Services do not include assisting the Trust with preparation of annual enhanced prospectus disclosures. Assistance with the registration of an entity as a CPO is not included as a CFTC Service.

Responsibilities of the Trust. The Trust is responsible for providing authorization and direction to State Street with respect to the CFTC Services. The Trust is responsible for arranging, in each case where appropriate, for the review and comment by Trust’s independent accountants and legal counsel of CFTC financial information, reports and any filings prepared by State Street. In addition, the Trust is solely responsible for determining Trust’s status as a CPO, and/or Trust’s eligibility for an exclusion from classification as a CPO.

The Trust shall be responsible for accurately and timely supplying State Street with complete financial, organizational and other information, and/or arranging for the provision of such information from third parties, as may be required in order for State Street to provide the CFTC Services, and any information requested by State Street in connection with the foregoing. State Street is authorized and instructed to rely upon the information it receives from the Trust or any third party (including, without limitation, the Trust’s third party administrator(s), custodian(s), prime broker(s), and other service providers to the Trust) authorized by the Trust to provide such information to State Street and on any instructions received from the Trust. The Trust and any third party from which State Street shall receive or obtain certain records, reports and other data included in the CFTC Services provided hereunder are solely responsible for the contents of such information, including, without limitation, the accuracy thereof, and State Street shall be entitled to rely on such records, reports and other data as provided to State Street by the Trust or any third party, and any instructions provided to State Street by the Trust, and shall have no responsibility for making any interpretive determinations with respect thereto. State Street has no responsibility to review, confirm or otherwise assume any duty with respect to the accuracy or completeness of any such information, or instructions, and shall be without liability for any loss

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B4-1

or damage suffered by the Trust as a result of State Street’s reliance on and utilization of such information or instructions believed by it to be genuine and to have been properly issued by or on behalf of the Trust or such third party. State Street shall have no responsibility and shall be without liability for any loss or damage caused by the failure of the Trust or any third party to provide it with the information required.

CFTC financial reporting, compliance testing and exclusion filing services

Subject to the authorization and direction of the Trust and, in each case where appropriate, the review and comment by Trust’s independent accountants and legal counsel, and in accordance with procedures that may be established from time to time between the Trust and State Street, State Street will:

i.	Perform [daily][weekly][monthly] testing for compliance with the CFTC initial margin test and the CFTC net notional test; and

ii.

As applicable, prepare the Trust’s initial and annual Rule 4.5 notice of exclusion from classification as a CPO under the Commodity Exchange Act and file such initial and annual notice with the National Futures Association.

Information Classification: Limited Access

2

SCHEDULE B5

Money Market Fund Services

a.	Prepare for posting on the Fund’s website daily each money market fund’s market-based NAVs;

b.	Prepare for posting on the Fund’s website each money market fund’s daily liquid assets and weekly liquid assets;

c.	Prepare for posting on the Funds’ website each money market fund’s inflows/outflows;

d.	Prepare for posting on the Fund’s website each money market funds’ monthly schedule of portfolio investments;

e.	Prepare and coordinate each money market fund’s monthly filing of Form N-MFP; and

f.	Prepare and coordinate each Fund’s filings of Form N-CR.

Information Classification: Limited Access

B2-1

Schedule B6

Form N-PORT (the “Form N-PORT Services”) and Form N-CEN (the “Form N-CEN

Services”) Support Services (collectively, the “Form N-PORT and Form N-CEN Support

Services”) (collectively, with the Form N-PORT and Form N-CEN Support Services, and for purposes of this Schedule B6, the “Services”)

(a)	Standard N-PORT and N-CEN Reporting Solution (Data and Filing):

●

Subject to the receipt of all required data, documentation, assumptions, information and assistance from the Trust (including from any third parties with whom the Trust will need to coordinate in order to produce such data, documentation, and information), State Street will use required data, documentation, assumptions, information and assistance from the Trust, State Street’s internal systems and, in the case of Trusts not administered by State Street or its affiliates, third party Trust administrators or other data providers, including but not limited to Third Party Data (as defined below) (collectively, the “Required Data”) to perform necessary data aggregations (including any applicable aggregation of risk metrics) and calculations and prepare, as applicable: (i) a monthly draft Form N-PORT standard template for review and approval by the Trust and (ii) annual updates of Form N-CEN for review and approval by the Trust.

●	The Trust acknowledges and agrees that it will be responsible for reviewing and approving each such draft N-PORT template and N-CEN update.

●

Following review and final approval by the Trust of each such draft Form N-PORT template and N-CEN update, and at the direction of and on behalf of the Trust, State Street will (i) produce an .XML formatted file of the completed Form N-PORT and Form N-CEN, and maintain a record thereof in accordance with this Agreement and (ii) when required, electronically submit such filing to the SEC.

The Form N-PORT Services will be provided to each Fund and portfolio (each, a “Portfolio”) of the Trust as set forth in the attached Annex 1, which shall be executed by State Street and the Trust. The Form N-CEN Services will be provided to each Fund as set forth in the attached Annex 1. Annex 1 may be updated from time to time upon the written request of the Trust and by virtue of an updated Annex 1 that is signed by both parties.

(b)	Quarterly Portfolio of Investments Services:

●

Subject to the receipt of all Required Data, and as a component of the Form N-PORT and Form N-CEN Support Services, State Street will use such Required Data from the Trust, State Street’s internal systems and other data providers to prepare a draft portfolio of investments (the “Portfolio of Investments”), compliant with GAAP, as of the Trust’s first and third fiscal quarter-ends.

Information Classification: Confidential

Information Classification: Limited Access

B6-1

●

Following review and final approval by the Trust of each such draft Portfolio of Investments, and at the direction of and on behalf of the Trust, State Street will attach each Portfolio of Investments to the first and third fiscal quarter-end N-PORT filing that is submitted electronically to the SEC.

(c)	Liquidity Risk Measurement Services: Not Applicable.

Trust Duties, Representations and Covenants in Connection with the Services.

The provision of the Services to the Trust by State Street is subject to the following terms and conditions:

1.         The parties acknowledge and agree on the following matters:

The Services depend, directly or indirectly, on: (i) Required Data and (ii) information concerning the Trust or its affiliates or any Fund, pooled vehicle, security or other investment or portfolio regarding which the Trust or its affiliates provide services or is otherwise associated (“Trust Entities”) that is generated or aggregated by State Street or its affiliates in connection with services performed on the Trust’s behalf or otherwise prepared by State Street (“State Street Data,” together with Required Data and Third Party Data (as defined below), “Services-Related Data”). State Street’s obligations, responsibilities and liabilities with respect to any State Street Data used in connection with other services received by the Trust shall be as provided in such respective other agreements between State Street or its affiliates and the Trust relating to such other services (e.g., administration and/or custody services, etc.) from which the State Street Data is derived or sourced (“Other Trust Agreements”). Nothing in this Agreement or any service schedule(s) shall limit or modify State Street’s or its affiliates’ obligations to the Trust under the Other Trust Agreements.

In connection with the provision of the Services by State Street, the Trust acknowledges and agrees that it will be responsible for providing State Street with any information requested by State Street, including, but not limited to, the following:

(A) Arranging for the regular provision of all Required Data (including State Street Data, where applicable) and related information to State Street, in formats compatible with State Street-provided data templates including, without limitation, Required Data and the information and assumptions required by State Street in connection with a Trust reporting profile and onboarding checklist, as it, or the information or assumptions required, may be revised at any time by State Street, in its discretion (collectively, the “Onboarding Checklist”) and such other forms and templates as may be used by State Street for such purposes from time to time, for all Funds receiving services under this Agreement, including but not limited to those to be reported on Form N-PORT and Form N-CEN (as determined by the Trust), including, without limitation, arranging for the provision of data from the Trust, its affiliates, third party administrators, prime brokers, custodians, and other relevant parties. If and to the extent that Required Data is already accessible to

Information Classification: Confidential

Information Classification: Limited Access

2

State Street (or any of its affiliates) in its capacity under this Agreement to one or more Trusts, State Street and the Trust will agree on the scope of the information to be extracted from State Street’s or any of its affiliate’s systems for purposes of State Street’s provision of the Services, subject to the discretion of State Street, and State Street is hereby expressly authorized to use any such information as necessary in connection with providing the Services hereunder; and

(B) Providing all required information and assumptions not otherwise included in Trust data and assumptions provided pursuant to Section 1(A) above, including but not limited to the Required Data, as may be required in order for State Street to provide the Services.

The following are examples of certain types of information that the Trust is likely to be required to provide pursuant to Sections 1(A) and 1(B) above, and the Trust hereby acknowledges and understands that the following categories of information are merely illustrative examples, are by no means an exhaustive list of all such required information, and are subject to change as a result of any amendments to Form N-PORT and Form N-CEN:

●	SEC filing classification of the Trust (i.e., small or large filer);
●	Identification of any data sourced from third parties;
●	Identification of any securities reported as Miscellaneous; and
●	Any Explanatory Notes included in N-PORT Section E.

2.         The Trust acknowledges that it has provided to State Street all material assumptions used by the Trust or that are expected to be used by the Trust in connection with the completion of Form N-PORT and Form N-CEN and the provision of the Services and that it has approved all material assumptions used by State Street in the provision of the Services prior to the first use of the Services. The Trust will also be responsible for promptly notifying State Street of any changes in any such material assumptions previously notified to State Street by the Trust or otherwise previously approved by the Trust in connection with State Street’s provision of the Services. The Trust acknowledges that the completion of Form N-PORT and Form N-CEN and the provisions of the Services and the data required thereby, requires the use of material assumptions in connection with many different categories of information and data, and the use and/or reporting thereof, including, but not limited to the following:

●	Investment classification of positions;
●	Assumptions necessary in converting data extracts;
●	General operational and process assumptions used by State Street in performing the Services; and
●	Assumptions specific to the Trust.

The Trust hereby acknowledges and understands that the foregoing categories of information that may involve the use of material assumptions are merely illustrative examples of certain subject matter areas in relation to which the Trust (and/or State Street on its behalf in connection with the Services) may rely on various material assumptions, and are by no means an exhaustive list of all such subject matter areas.

Information Classification: Confidential

Information Classification: Limited Access

B6-3

3.	The Trust acknowledges and agrees on the following matters:

(A)       The Trust has independently reviewed the Services (including, without limitation, the assumptions, market data, securities prices, securities valuations, tests and calculations used in the Services), and the Trust has determined that the Services are suitable for its purposes. None of State Street or its affiliates, nor their respective officers, directors, employees, representatives, agents or service providers (collectively, including State Street, “State Street Parties”) make any express or implied warranties or representations with respect to the Services or otherwise.

(B)       The Trust assumes full responsibility for complying with all securities, tax, commodities and other laws, rules and regulations applicable to it. State Street is not providing, and the Services do not constitute, legal, tax, investment, or regulatory advice, or accounting or auditing services advice. Unless otherwise agreed to in writing by the parties to this Agreement, the Services are of general application and State Street is not providing any customization, guidance, or recommendations. Where the Trust uses Services to comply with any law, regulation, agreement, or other Trust obligation, State Street makes no representation that any Service complies with such law, regulation, agreement, or other obligation, and State Street has no obligation of compliance with respect thereto.

(C)       The Trust may use the Services and any reports, charts, graphs, data, analyses and other results generated by State Street in connection with the Services and provided by State Street to the Trust (“Materials”) (a) for the internal business purpose of the Trust relating to the applicable Service or (b) for submission to the U.S. Securities and Exchange Commission, as required, of a Form N-PORT template and a Form N-CEN update, including any Portfolio of Investments, if applicable. The Trust may also redistribute the Materials, or an excerpted portion thereof, to its investment managers, investment advisers, agents, clients, investors or participants, as applicable, that have a reasonable interest in the Materials in connection with their relationship with the Trust (each a “Permitted Person”); provided, however, (i) the Trust may not charge a fee, profit, or otherwise benefit from the redistribution of Materials to Permitted Persons, (ii) data provided by third party sources such as but not limited to market or index data (“Third Party Data”) contained in the Materials may not be redistributed other than Third Party Data that is embedded in the calculations presented in the Materials and not otherwise identifiable as Third Party Data, except to the extent the Trust has separate license rights with respect to the use of such Third Party Data, or (iii) the Trust may not use the Services or Materials in any way to compete or enable any third party to compete with State Street. No Permitted Person shall have any further rights of use or redistribution with respect to, or any ownership rights in, the Materials or any excerpted portion thereof.

Except as expressly provided in this Section 3(C), the Trust, any of its affiliates, or any of their respective officers, directors, employees, investment managers, investment advisers, agents or any other third party, including any client of, or investor or participant in the Trust or any Permitted Persons (collectively, including the Trust, “Trust Parties”), may not directly or indirectly, sell, rent, lease, license or sublicense, transmit, transfer, distribute or redistribute, disclose display, or provide, or otherwise make available or permit access to, all or any part of

Information Classification: Confidential

Information Classification: Limited Access

4

the Services or the Materials (including any State Street Data or Third Party Data contained therein, except with respect to Third Party Data to the extent the Trust has separate license rights with respect to the use of such Third Party Data). Without limitation, Trust Parties shall not themselves nor permit any other person to in whole or in part (i) modify, enhance, create derivative works, reverse engineer, decompile, decompose or disassemble the Services or the Materials; (ii) make copies of the Services, the Materials or portions thereof; (iii) secure any source code used in the Services, or attempt to use any portions of the Services in any form other than machine readable object code; (iv) commercially exploit or otherwise use the Services or the Materials for the benefit of any third party in a service bureau or software-as-a-service environment (or similar structure), or otherwise use the Services or the Materials to perform services for any third party, including for, to, or with consultants and independent contractors; or (v) attempt any of the foregoing or otherwise use the Services or the Materials for any purpose other than as expressly authorized under this Agreement.

(D)       The Trust shall limit the access and use of the Services and the Materials by any Trust Parties to a need-to-know basis and, in connection with its obligations under this Agreement, the Trust shall be responsible and liable for all acts and omissions of any Trust Parties.

(E)       The Services, the Materials and all confidential information of State Street (as confidential information is defined in the Agreement and other than Third Party Data and Required Data), are the sole property of State Street. The Trust has no rights or interests with respect to all or any part of the Services, the Materials or State Street’s confidential information, other than its use and redistribution rights expressly set forth in Section 3(C) herein. The Trust automatically and irrevocably assigns to State Street any right, title or interest that it has, or may be deemed to have, in the Services, the Materials or State Street’s confidential information, including, for the avoidance of doubt and without limitation, any Trust Party feedback, ideas, concepts, comments, suggestions, techniques or know-how shared with State Street (collectively, “Feedback”) and the State Street Parties shall be entitled to incorporate any Feedback in the Services or the Materials or to otherwise use such Feedback for its own commercial benefit without obligation to compensate the Trust.

(F)       State Street may rely on Services-Related Data used in connection with the Services without independent verification. Services-Related Data used in the Services may not be available or may contain errors, and the Services may not be complete or accurate as a result.

[Remainder of Page Intentionally Left Blank]

Information Classification: Confidential

Information Classification: Limited Access

B6-5

ANNEX I

UBS MANAGEMENT INVESTMENT COMPANIES

Further to the Service Agreement dated as of May 31, 2018 between the open-end management investment companies identified on Schedule A attached thereto (collectively, the “Trust”) and State Street Bank and Trust Company (“State Street”), the Trust and State Street mutually agree to update this Annex 1 by adding/removing Funds and/or Portfolios as applicable:

Form N-PORT Services and Quarterly Portfolio of Investments Services	Service Type:

PACE®SELECT ADVISORS TRUST	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services
PACE Alternative Strategies Investments	Standard
PACE Global Real Estate Securities Investments
PACE Government Money Market Investments
PACE High Yield Investments
PACE Intermediate Fixed Income Investments
PACE International Emerging Markets Equity Investments
PACE International Equity Investments
PACE International Fixed Income Investments
PACE Large Co Growth Equity Investments
PACE Large Co Value Equity Investments

Information Classification: Confidential

Information Classification: Limited Access

6

PACE Mortgage-Backed Securities Fixed Income Investments
PACE Municipal Fixed Income Investments
PACE Small/Medium Co Growth Equity Investments
PACE Small/Medium Co Value Equity Investments
PACE Strategic Fixed Income Investments
SHORT DURATION FIXED INCOME FUND	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services
UBS Ultra Short Income Fund	Standard
QUANTITATIVE ALLOCATION FUND	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services
UBS U.S. Allocation Fund	Standard
THE UBS FUNDS	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services
UBS Global Allocation Fund	Standard
UBS U.S. Sustainable Equity Fund
UBS U.S. Small Cap Growth Fund
UBS International Sustainable Equity Fund
UBS Dynamic Alpha Fund

Information Classification: Confidential

Information Classification: Limited Access

B6-7

UBS Municipal Bond Fund
UBS Total Return Bond Fund
UBS Emerging Market Equity Opportunity Fund
SMA RELATIONSHIP TRUST	Standard N-PORT Reporting Solution (Data and Filing) and Quarterly Portfolio of Investments Services
SMA Relationship Trust Series T	Standard
SMA Relationship Trust Series M
SMA Relationship Trust Series S
SMA Relationship Trust Series G

Form N-CEN Services
PACE®SELECT ADVISORS TRUST SHORT DURATION FIXED INCOME FUND QUANTITATIVE ALLOCATION FUND THE UBS FUNDS SMA RELATIONSHIP TRUST

Information Classification: Confidential

Information Classification: Limited Access

8

IN WITNESS WHEREOF, the undersigned, by their authorized representatives, have executed this Annex 1 as of the last signature date set forth below.

EACH MANAGEMENT INVESTMENT COMPANY

SET FORTH ON SCHEDULE A TO THE AGREEMENT

By:	/s/ William MacGregor		/s/ Joanne M. Kilkeary
	Name:	William MacGregor	Joanne M. Kilkeary
	Title:	VP & Asst Sec	VP & Treasurer
Address:

Date:

STATE STREET BANK AND TRUST COMPANY

By:	/s/ Andrew Erickson
	Name:	Andrew Erickson
	Title:	Executive Vice President
Address:

Date:

Information Classification: Confidential

Information Classification: Limited Access

B6-9